LAKE & ASSOCIATES, CPA'S

November 4, 2010

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

To whom it may concern:

Re: Man Shing Agricultural Holdings, Inc.

We were previously the principal accountants for Man Shing Agricultural Holdings, Inc. and we reported on the Company's consolidated financial statements for the years ended June 30, 2010 and 2009. As of October 29, 2010, we were not engaged as the principal accountants for Man Shing Agricultural Holdings, Inc. We have read Man Shing Agricultural Holdings, Inc. statements under Item 4 of its Form 8-K dated November 4, 2010 and we agree with such statements.

For the most recent fiscal period through to October 29, 2010, there has been no disagreement between Man Shing Agricultural Holdings, Inc. and Lake and Associates, CPA's LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Lake & Associates, CPA's LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

Lake & Associates, CPA's LLC

Lake & Associates, CPA's LLC